                          SCHEDULE 14A INFORMATION
                               (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            INFERENCE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                     N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                            Class A Common Stock
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

                                     N/A
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                     N/A
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

                                     N/A
     -------------------------------------------------------------------------


     (5) Total fee paid:

                                     N/A
     -------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

                                     N/A
     -------------------------------------------------------------------------


[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                                     N/A
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

                                     N/A
     -------------------------------------------------------------------------


     (3) Filing Party:

                                     N/A
     -------------------------------------------------------------------------


     (4) Date Filed:

                                     N/A
     -------------------------------------------------------------------------

                            INFERENCE CORPORATION
                               100 ROWLAND WAY
                          NOVATO, CALIFORNIA 94549

                         ---------------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JUNE 17, 1998

                         ---------------------------


To the Stockholders of Inference Corporation:

   Please take notice that the 1998 Annual Meeting of Stockholders of Inference Corporation (the "Company") will be held at the Company's headquarters located at 100 Rowland Way, Novato, California, on Wednesday, June 17, 1998, at 1:00 p.m., local time, for the following purposes:

   1. To elect three Class II directors to serve for a three-year period until their successors are elected and qualified:

   2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1999;

   3. To approve the amendment of the Company's 1993 Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder by 800,000 shares;

   4.  To ratify the approval of the Charles W. Jepson Stock Option Plan; and

   5. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

   The Board of Directors has fixed May 3, 1998 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed Proxy and return it in the enclosed addressed envelope. Your promptness in returning the Proxy will assist in the expeditious and orderly processing of the proxies. If you return your Proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.


                            By Order of the Board of Directors,

                            INFERENCE CORPORATION

                            /s/ William D. Griffin

                            William D. Griffin
                            Senior Vice President and Chief Financial Officer



May 14, 1998
Novato, California

                            INFERENCE CORPORATION
                               100 ROWLAND WAY
                          NOVATO, CALIFORNIA  94549

                        -----------------------------

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                        -----------------------------

                          TO BE HELD JUNE 17, 1998

                        -----------------------------

                               PROXY STATEMENT

                        -----------------------------



                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Inference Corporation (the "Company" or "Inference") for use at the 1998 Annual Meeting of Stockholders to be held at the Company's headquarters, located at 100 Rowland Way, Novato, California, on Wednesday, June 17, 1998 at 1:00 p.m., local time, and at any and all postponements or adjournments thereof (the "Annual Meeting"). This Proxy Statement is being mailed to the Company's stockholders on or about May 15, 1998.

MATTERS TO BE CONSIDERED AND RECORD DATE

   The 1998 Annual Meeting has been called (i) to elect three (3) Class II directors to serve for a three-year term until their successors are elected and qualified; (ii) to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1999; (iii) to amend the Company's Amended and Restated 1993 Stock Option Plan to increase the number of shares of the Company's Class A Common Stock ("Common Stock") available for issuance thereunder by 800,000 shares; (iv) to ratify the approval of the Charles W. Jepson Stock Option Plan; and (v) to transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

   On May 3, 1997, the record date fixed by the Board of Directors, the Company had outstanding 6,193,315 shares of Class A Common Stock and 1,190,332 shares of Class B Common Stock.

QUORUM AND VOTING REQUIREMENTS

   The Bylaws of the Company provide that the holders of a majority of the shares of stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum and that, except as otherwise provided by statute, the Certificate of Incorporation of the Company or the Bylaws, all other matters coming before the Annual Meeting shall be decided by the vote of the holders of a majority of the shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the recordholder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum. Class II directors will be elected by a favorable vote of a plurality of the shares of Class A Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of Class II directors will not affect the election of the candidates receiving the plurality of votes. Proposals 2, 3 and 4 require the approval of a majority of the shares of Class A Common Stock present and entitled to vote thereat. Therefore, abstentions as to these proposals will have the same effect as votes against such proposals. Broker non-votes as to these proposals, however, will be deemed shares not entitled to vote on such proposals, and will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

   This year, stockholders can simplify their voting and save the Company expense by calling 1-888-698-8083. Telephone voting information is provided on the enclosed proxy card. A Control Number located on the proxy card is designed to verify stockholder's identity and allow them to vote their shares and confirm that their voting instructions have been properly recorded.

                           SOLICITATION OF PROXIES

   STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO VOTE BY TELEPHONE OR BY COMPLETING, SIGNING, DATING, AND RETURNING THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Your Proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company at the Company's principal executive offices a written notice of revocation or a duly executed Proxy bearing a later date. If you should find it convenient to attend the meeting and desire to vote, you may vote at the Annual Meeting, thereby cancelling any proxy previously given; attendance at the Annual Meeting will not in and of itself constitute the revocation of a Proxy.

   Votes cast at the Annual Meeting will be tabulated by representatives of Harris Trust Company of California, the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting and any postponement or adjournment of the Annual Meeting. The inspectors of election will determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies; receive votes or ballots; hear and determine all challenges and questions in any way arising in connection with the right to vote; determine when the polls will close; and determine the results of the election.

   Unless otherwise directed in the accompanying Proxy, the proxy holders will vote FOR the proposals listed below. As to any other matters that may properly come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment, although the Company does not presently know of any such other matters.

   Proxies for the Annual Meeting are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of proxies. In addition to the use of mails, proxies may be solicited by directors, officers and regular employees of the Company personally, without extra compensation, by telephone, telegraph, telefax or similar means. The Company may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies. The Company has retained Corporate Investor Communications ("CIC") to assist in the solicitation of proxies. The Company expects to pay CIC a fee of $5,000 and normal out-of-pocket expenses for its assistance in soliciting proxies.

                                 PROPOSAL 1
                            ELECTION OF DIRECTORS


   Pursuant to the Company's Certificate of Incorporation, the Board of Directors has been divided into three classes. Dean O. Allen and William D. Griffin serve as Class I directors; Charles W. Jepson, C. Scott Gibson and Thomas Davenport serve as Class II directors; Peter R. Tierney, Raymond A. Smelek and Anthony Sun serve as Class III directors. All of the directors have three-year terms, except that the initial term of office of the directors of Class II expires at the Annual Meeting and that Mr. Smelek's initial term of office is for approximately one year expiring at the 1999 Annual Meeting. The term of office of the directors of Class III expires at the 1999 Annual Meeting, and the term of office of the directors of Class I expires at the 2000 Annual Meeting. All directors hold office until their successors have been duly elected and qualified.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM

   Three Class II directors will be elected at the 1998 Annual Meeting of Stockholders for a term of three years. The Board of Directors has nominated and recommends that Charles W. Jepson, C. Scott Gibson and Thomas Davenport, each of whom is currently serving as a Class II director of the Company, be elected to hold office until the Annual Meeting of Stockholders to be held in the year 2001 and until their successors have been duly elected and qualified or until their earlier resignation or removal. Each of the nominees has indicated his willingness to serve as a director, if elected; however, if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee or for fixing the number of directors at a lesser number. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Messrs. Jepson, Gibson or Davenport will be voted FOR the election of all nominees.

REQUIRED VOTE

   The three nominees receiving the highest number of affirmative votes of shares of the Company's Class A Common Stock present at the Annual Meeting in person or by proxy and entitled to vote shall be elected as Class II directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF CHARLES W. JEPSON, C. SCOTT GIBSON AND THOMAS DAVENPORT AS CLASS II DIRECTORS.


DIRECTORS

   The following sets forth certain information concerning the director-nominees and the other directors of the Company whose terms will extend beyond the Annual
Meeting:

            NAME                Age                          Principal Occupation                              SERVED AS
----------------------------  --------  ---------------------------------------------------------------      Director Since
                                                                                                          --------------------
Charles W. Jepson...........   52       Chief Executive Officer and President of the Company                    1998
William D. Griffin..........   40       Senior Vice President, Chief Financial Officer and                      1996
                                          Secretary
Dean O. Allen...............   61       Former Vice President, Central Services, of Lockheed                    1988
                                          Martin Corporation
Thomas Davenport............   43       Professor and Director of the Information Management                    1996
                                          Program, University of Texas at Austin
C. Scott Gibson.............   46       Chairman of the Board of Adaptive Solutions, Inc.;                      1993
                                          Cofounder of Sequent Computer Systems
Raymond A. Smelek...........   63       Chairman of the Board of Extended Systems Incorporated                  1998
Anthony Sun.................   45       General Partner of Venrock Associates, a venture capital                1983
                                          firm
Peter R. Tierney............   53       Director and Consultant to the Company                                  1991

   Except as set forth below, each of the directors has been engaged in the principal occupation set forth next to his name above during the past five years. There is no family relationship between any director or executive officer of the Company.

   Mr. Jepson has served as the Chief Executive Officer and President and as a director of the Company since

March 1998. Prior to joining Inference, he was President and Chief Executive Officer of Interlink Computer Sciences, Inc. from November 1992 to May 1997. Mr. Jepson holds an M.B.A. from the University of California at Berkeley and a B.A. in Economics from San Jose State University. He also serves as a director of Apexx Technology, Inc.

   Mr. Griffin has served as the Company's Senior Vice President since February 1995 and Chief Financial Officer and Secretary since May 1995, and as a director of the Company since July 1996. From May 1990 to February 1995, Mr. Griffin served as the Company's Vice President, Finance & Administration. Prior to joining Inference, he held several positions at Ernst & Young, a public accounting firm, including senior audit manager in the firm's high technology group.

   Mr. Allen has served as a director of Inference since August 1988. He served as Vice President, Central Services, of Lockheed Martin Corporation, a diversified aerospace company ("Lockheed"), from March 1995 until February 1998, and as Vice President, Information and Administrative Services of Lockheed from March 1987 to March 1995.

   Mr. Davenport has served as a director of the Company since December 1996. Mr. Davenport has been a Professor and the Director of the Information Management Program, University of Texas at Austin since 1994. From 1990 to 1994, he was a partner and director of research at Ernst & Young's Center of Business Innovation. Mr. Davenport has a Ph.D. from Harvard University in organizational behavior and has taught at The Harvard Business School, the University of Chicago and Boston University.

   Mr. Gibson has served as a director of Inference since August 1993, and has been the President of Gibson Enterprises, a consultant to technology companies, since March 1992. He also has served as the Chairman of the Board of Adaptive Solutions, Inc. since January 1993. He co-founded and was employed by Sequent Computer Systems from 1983 to February 1992, serving as President from 1988 to February 1992. He also serves as a director of TriQuint Semiconductor, Inc.; Radisys Corp.; Integrated Measurement Systems; and other privately held companies.

   Mr. Smelek has served as a director of the Company since April 1998. Mr. Smelek has served as the Chairman of the Board of Directors of Extended Systems Incorporated ("Extended Systems") since June 1995, and he has been a director of Extended Systems since June 1994. From June 1994 to February 1996, Mr. Smelek was the President and Chief Executive Officer of Extended Systems. Previously, Mr. Smelek was employed by Hewlett-Packard and held a number of positions, most recently as Vice President and General Manager of the Mass Storage Group. Mr. Smelek is also a director of Apexx Technology and Gem Pharmaceuticals. Mr. Smelek holds a B.S. in Electrical Engineering from San Jose State University.

   Mr. Sun has served as a director of the Company since June 1983. Mr. Sun has been a general partner of Venrock Associates, a venture capital firm, since 1979. Mr. Sun also serves on the board of directors of Award Software International; Cognex Corporation; Komag, Inc.; 3Dfx Interactive, Inc.; Worldtalk Communications Corporation; and several privately held companies.

   Mr. Tierney is a consultant to the Company and has served as a director of Inference since January 1991. Mr. Tierney was the President and Chief Executive Officer of Inference from January 1991 to March 1998 and the Chairman of the Board from January 1995 to March 1998. Previously, Mr. Tierney was an executive officer of Oracle Corporation, a database company, for several years where his last position was Senior Vice President, Intercontinental Operations.


ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

   The Board of Directors has two standing committees: (i) the Audit Committee; and (ii) the Compensation Committee. The Audit Committee meets with the Company's independent auditors, makes recommendations to the Board of Directors concerning the acceptance of the reports of such auditors and the accounting policies and procedures of the Company, and reviews financial plans and operating results of the Company. The Audit Committee is comprised of Messrs. Allen and Davenport. During fiscal year 1998, the Audit Committee held three meetings. The Compensation Committee meets with management and makes recommendations to the Board of Directors concerning the annual compensation for all executive officers and key employees of the Company. The Compensation Committee is comprised of Messrs. Gibson and Sun. During fiscal year 1998, the Compensation Committee held six meetings. The Board of Directors does not have a standing nominating committee.

   During the fiscal year ended January 31, 1998, the Board held eight meetings. Each director attended at least

75% of the meetings of the Board and its committees on which they served during their period of service.

DIRECTOR COMPENSATION

   In fiscal year 1998, directors received no cash compensation for their services on the Board of Directors or any committee thereof. Beginning February 1, 1998, each non-employee director shall receive $2,000 for each meeting he or she attends in person and $500 for each meeting he or she attends pursuant to telephonic communication. Non-employee directors are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings.

   Non-employee directors are granted options in connection with their service on the Board. In December 1996, in connection with his appointment to the Board of Directors, Mr. Davenport was granted options to purchase 12,000 shares of Class A Common Stock at an exercise price of $6.125 per share. On February 6, 1997, Messrs. Allen, Gibson and Sun each were granted options to purchase 12,000 shares of Class A Common Stock at an exercise price of $6.375 per share. In addition, on June 25, 1997, each non-employee member of the Board of Directors was granted options to purchase 3,000 shares of Class A Common Stock at an exercise price of $4.0625 per share. The exercise price of each of the foregoing options was or will be equal to the fair market value of the Class A Common Stock on the date of grant; such options vest over approximately four years beginning on the grant date, subject to the director's continued service as a member of the Board of Directors.

   The non-employee directors also have participated in the Company's option repricing program. See "Repricing of Options." On November 25, 1996, each of Messrs. Allen and Sun were granted stock options to purchase 12,000 shares with exercise prices of $6.125 in exchange for stock options to purchase the same number of shares with exercise prices of $14.25 per share. In addition, on December 23, 1997, substantially all of the stock options held by the non-employee directors were exchanged for a corresponding number of options with exercise prices of $3.9375.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During fiscal 1998, certain matters regarding executive compensation were addressed by the entire Board of Directors. Peter R. Tierney and William D. Griffin were each directors and executive officers of the Company during such period. Each of Messrs. Tierney and Griffin abstained from any matter directly related to his compensation.

                              EXECUTIVE OFFICERS

   The following table sets forth information regarding the executive officers of the Company:

              NAME                   Age                                      Position
--------------------------------  ----------   -----------------------------------------------------------------------
Charles W. Jepson...............      52        Chief Executive Officer and President
William D. Griffin..............      40        Senior Vice President, Chief Financial Officer and Secretary
Ralph Barletta..................      36        Senior Vice President, Product Development
Glen D. Vondrick................      42        Senior Vice President, Americas Operations
Philip Padfield.................      40        Vice President of Sales and Marketing - EMEA
Mark A. Wolf....................      33        Vice President of Finance & Administration

   Mr. Jepson.  See information under "Election of Directors."

   Mr. Griffin.  See information under "Election of Directors."

   Mr. Barletta has served as Senior Vice President, Product Development since February 1998. From January 1996 to February 1998, he held several positions with the Company, including Chief Scientist. Prior to joining Inference, Mr. Barletta was the President of Case Data Solutions Software Consulting from January 1993 to January 1996.

   Mr. Vondrick has served as Senior Vice President, Americas Operations, of Inference since February 1997. Prior to joining Inference, Mr. Vondrick was the General Manager of the Worldwide OEM Program of Autodesk, Inc. from 1993 to January 1997. From 1990 until 1993, Mr. Vondrick was Vice-President of Sales at Ithaca Software, which was sold to Autodesk, Inc. in 1993.

   Mr. Padfield has served as Vice President, Sales and Marketing for Europe, Middle East and Africa since 1997. Mr. Padfield joined Inference as UK Sales Director in June 1995 and was named UK Managing Director in May 1996. Prior to joining Inference, Mr. Padfield was a regional manager for Northern European operations at database manufacturer Informix. He has 14 years of experience in the information technology industry, including sales and sales management positions at Pyramid Technology and Stratus Computer.

   Mr. Wolf has served as the Company's Vice President of Finance & Administration since March 1998. From December 1992 to March 1998, Mr. Wolf served as the Corporate Controller of the Company. Prior to joining Inference, he held several positions at Ernst & Young, a public accounting firm.

   Peter R. Tierney resigned from his position as the Company's Chief Executive Officer and President, effective as of March 31, 1998, and John Binns resigned from his position as the Company's Senior Vice President -Product Development effective as of February 2, 1998.

                       COMMON STOCK OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information as of May 3, 1998, regarding the beneficial ownership of the Company's Class A Common Stock by: (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Class A Common Stock; (ii) each of the directors and director nominees of the Company; (iii) each executive officer listed in the Summary Compensation Table below; and (iv) all current directors and executive officers of the Company as a group.



                                                                             APPROXIMATE
                                                                           NUMBER OF SHARES     PERCENTAGE
        Name(1)                                                           BENEFICIALLY OWNED      OWNED
        -------                                                           ------------------    ----------
Dimensional Fund Advisors, Inc.(2)....................................          515,700            8.3%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California  90401

Wellington Management Company, LLP(3).................................          490,000            7.9%
   75 State Street
   Boston, Massachusetts 02109

Oppenheimer Funds, Inc.(4)............................................          320,000            5.2%
   Two World Trade Center, Suite 3400
   New York, New York  10048-0203

J.P. Morgan Investment Corporation(5).................................          311,132            5.0%
   101 California Street, 38th Floor
   San Francisco, California  94111

Peter R. Tierney(6)...................................................          260,033            4.1%

William D. Griffin(7).................................................           57,296               *

John Binns(8).........................................................           47,375               *

Anthony Sun(9)........................................................           32,161               *

C. Scott Gibson(10)...................................................           16,100               *

Glen D. Vondrick(11)..................................................           13,600               *

Dean O. Allen(12).....................................................            3,825               *

Thomas Davenport(13)..................................................            3,175               *

Charles W. Jepson.....................................................                -               *

Raymond A. Smelek.....................................................                -               *

All directors and executive officers as a group (12 persons)(14)......          418,691            6.4%

--------------
*Less than 1%.

(1) The address for each of the named individuals is c/o Inference Corporation, 100 Rowland Way, Novato, California 94945. Unless otherwise indicated the named persons possess sole voting power and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).

(2) Information is as of February 6, 1998 and is based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC") by Dimensional Fund Advisors, Inc. ("DFA"). DFA reported that it has sole voting power with respect to 332,800 shares and sole dispositive power with respect to 515,700 shares. DFA also reports that all such shares are owned by advisory clients of DFA, and that DFA disclaims beneficial ownership of all such shares.

(3) Information is as of January 14, 1998 and is based on a Schedule 13G filed with the SEC by Wellington Management Company, LLP ("WMC"), an investment adviser. WMC reported that as of December 31, 1996 it has shared voting power with respect to 320,000 shares and shared dispositive power with respect to 490,000 shares. Wellington Trust Company, N.A., is a subsidiary of WMC, also reported as of February 4, 1998 that in its capacity as an investment adviser may be deemed to beneficially own 370,000 shares or 5.54% of the shares.

(4) Information is as of February 5, 1997 and is based on a Schedule 13G filed with the SEC by Oppenheimer Funds, Inc., an investment adviser, which reported that it has shared dispositive power with respect to 320,000 shares.

(5) Includes 21,579 shares of Class A Common Stock under a fully-exercisable warrant with an exercise price of $5.00 per share. In addition, according to the Company's most recent records, J.P. Morgan Investment Corporation ("Morgan") owns 283,995 shares of the Company's Class A Common Stock and owns 1,190,332 of the Company's Class B Common Stock. Except as provided by law, the Class B Common Stock generally is non-voting. The Class B Common Stock is convertible into Class A Common Stock, except that no Regulated Holder (as defined in the Company's Certificate of Incorporation) may convert such shares to the extent that, as a result of such conversion, such Regulated Holder would hold more than 5% of the then outstanding Class A Common Stock. Morgan is a Regulated Holder and, as such, it may convert shares of Class B Common Stock into Class A Common Stock only to the extent that it would not own more than 5% of the then outstanding Class A Common Stock. Thus, taking into account the number of shares of Class B Common Stock, 5,558 which can be converted into Class A Common Stock as of May 1, 1998, Morgan would beneficially own 311,132 shares of Class A Common Stock.

(6) Includes 192,060 shares subject to options that are exercisable on or before June 30, 1998. Effective March 31, 1998, Mr. Tierney resigned form his position as the Company's President and Chief Executive Officer.

(7) Includes 53,296 shares subject to options that are exercisable on or before June 30, 1998.

(8) Includes 37,375 shares subject to options that are exercisable on or before June 30, 1998. Effective February 2, 1998, Mr. Binns resigned from his position as the Company's Senior Vice President - Product Development.

(9) Includes 7,125 shares subject to options that are exercisable on or before June 30, 1998.

(10) Includes 2,100 shares subject to options that are exercisable on or before June 30, 1998.

(11) Includes 13,600 shares subject to options that are exercisable on or before June 30, 1998.

(12) Includes 3,825 shares subject to options that are exercisable on or before June 30, 1998.

(13) Includes 2,175 shares subject to options that are exercisable on or before June 30, 1998.

(14) Includes 304,401 shares subject to options that are exercisable on or before June 30, 1998.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

   The following table sets forth the compensation for services in all capacities to the Company of those persons who were at January 31, 1998: (i) the chief executive officer and (ii) the other three executive officers of the Company (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE


                                                                                      LONG TERM
                                                    ANNUAL COMPENSATION(1)           COMPENSATION
                                             -----------------------------------  -----------------
                                                                                      SECURITIES
                                                                                      UNDERLYING          ALL OTHER
                                               YEAR     SALARY($)      Bonus($)       OPTIONS(#)       COMPENSATION($)
                                             ------  --------------  -----------  ----------------  -------------------
Peter R. Tierney(2).........................    1998      $265,000        21,876          100,000(3)              0
   Former President and Chief Executive         1997       265,000        95,356          100,000(4)              0
    Officer                                     1996       262,500       150,000          172,000                 0

William D. Griffin..........................    1998      $175,000       $10,000           40,000(5)              0
   Senior Vice President, Chief Financial       1997       175,000        34,056           25,000(6)              0
    Officer and Secretary                       1996       165,050        50,000           42,000           $83,500(7)

Glen  D. Vondrick...........................    1998      $143,173       $59,230          100,000(8)              0
   Senior Vice President, Americas
    Operations

John Binns(9)...............................    1998      $152,995       $ 2,500           15,000(10)        44,440(11)
   Former Senior Vice President, Product        1997       170,000        23,839           25,000(12)        20,869(11)
    Development                                 1996       160,000        25,000           35,000            18,876(11)

__________
(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits, securities or property paid to each of the Named Executive Officers for each of the fiscal years 1998, 1997 and 1996 did not exceed the lesser of 10% of such officer's total annual salary and bonus for each such year or $50,000. Therefore, any such amounts are not included in the table.

(2) Mr. Tierney resigned from his employment with the Company, effective March 31, 1998.

(3) In addition, these options, together with another 272,000 options, were later cancelled in exchange for the grant of a corresponding number of options in connection with the option repricing program in fiscal 1998. See "Repricing of Options."

(4) These options, together with another 172,000 options, were later cancelled in exchange for the grant of a corresponding number of options at a lower exercise price.

(5) These options, together with another 67,000 options, were later cancelled in exchange for the grant of a corresponding number of options in connection with the option repricing program in fiscal 1998. See "Repricing of Options."

(6) These options, together with another 40,000 options, were later cancelled in exchange for the grant of a corresponding number of options at a lower exercise price.

(7)  This amount represents relocation expenses paid by the Company.

(8) These options were cancelled in exchange for the grant of a corresponding number of options. See "Repricing of Options."

(9) Mr. Binns resigned from his employment with the Company, effective February 2, 1998.

(10) These options, together with another 60,000 options, were later cancelled in exchange for the grant of a corresponding number of options in connection with the option repricing program in fiscal 1998. See "Repricing of Options."

(11) These amounts represent contributions made to the employee's account in the Inference Ltd. defined contribution retirement plan.

(12) These options, together with another 35,000 options, were later cancelled in exchange for the grant of a corresponding number of options at a lower exercise price.

EMPLOYMENT AGREEMENTS

   As of March 4, 1998, the Company entered into an executive employment agreement with Charles W. Jepson upon Mr. Jepson's employment as the Company's President and Chief Executive Officer. The agreement provides for the payment of a base salary of $225,000 and an annual bonus to be determined each year by the Board of Directors or a committee thereof, provided the bonus for each quarter during the fiscal year ending January 31, 1999 shall be at least $15,000. In addition, Mr. Jepson shall receive specified benefits, including additional life insurance and a car allowance, together with reimbursement of up to $75,000 for relocation expenses. The agreement also provides that if the Company terminates Mr. Jepson's employment without cause, or he voluntarily resigns for reasons specified in the agreement (including various changes in his duties with the Company, a reduction in his base salary or benefits, a change in his principal work location or a material uncured breach of the agreement by the Company), he is entitled to receive as severance a continuation of his base salary for six months; provided if he has been employed by the Company for at least two years but less than four years upon termination, severance continuance shall be increased to twelve months; provided, further, if he has been employed by the Company for at least four years, severance continuation shall be increased to twenty-four months. Mr. Jepson also was granted stock options covering 400,000 shares of Class A Common Stock at an exercise price of $4.50 per share. The terms of the options granted thereby are discussed in more detail under the heading "Jepson Plan" contained in Proposal 4 of this Proxy Statement.

   As of February 1, 1997, the Company entered into an executive employment agreement for a period of two years with Mr. Griffin. The agreement, as amended, provides for the payment of a base salary of $195,000, an annual bonus to be determined each year by the Board of Directors or a committee thereof, and specified benefits, including additional life insurance and a car allowance.
The agreement also provides that if the Company terminates Mr. Griffin's employment without cause, or he voluntarily resigns for reasons specified in the agreement (including various changes in his duties with the Company, a reduction in his base salary or benefits, a change in his principal work location or a material uncured breach of the agreement by the Company), he is entitled to receive as severance a lump sum cash payment in an amount equal to his then annual base salary.

SEVERANCE PAYMENTS

   Mr. Tierney. In connection with the Company's hiring of Charles Jepson as discussed above, Peter Tierney resigned from his position as the Company's President and Chief Executive Officer effective as of March 31, 1998. Pursuant to the Executive Employment Agreement dated as of February 1, 1997 between Mr. Tierney and the Company, he received $530,000, an amount equal to twice his then annual salary, as severance in a lump-sum payment in connection with the termination of his employment. In addition, effective as of April 1, 1998, Mr.
Tierney agreed to provide consulting services to the Company.   See "Certain
Transactions--Consulting Agreement."

   Mr. Binns. John Binns resigned from his position as the Company's Senior Vice President of Product Development, effective February 2, 1998. In connection with his resignation, Mr. Binns and Inference Ltd., a wholly-owned subsidiary of the Company registered under the laws of the United Kingdom ("Inference Ltd."), entered into a letter agreement dated as of February 2, 1998, reflecting his severance ("Severance Agreement"). Under the terms of the Severance Agreement, Inference Ltd. paid Mr. Binns $220,000. In addition, until January 31, 1999, Inference Ltd. will continue to pay for his health and life insurance benefits. Mr. Binns' stock options were extended so that any unvested options outstanding as of February 2, 1998 will continue to vest until March 31, 1999. Any options which are unvested as of March 31, 1999 shall terminate, and all then vested options shall terminate on June 30, 1999 if they are not exercised prior to such date. Effective as of March 2, 1998, Inference Ltd. and John Binns entered into a Consulting Agreement for a period ending March 31, 1999, subject to earlier termination by either party upon written notice to the other party. Under this agreement, Mr. Binns shall consult with the product development personnel of the Company and Inference Ltd. In consideration for such consulting services, Mr. Binns will receive a consulting fee of $100 per hour, up to a maximum of forty hours per week.

STOCK OPTION PLANS

   The Inference Corporation 1993 Stock Option Plan, as amended and restated (the "1993 Plan"), provides for the granting of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory options. For a description of the 1993 Plan, see the "Summary Description of the Plan" contained in Proposal 3 of this Proxy Statement.

   Prior to the granting of options under the 1993 Plan, the Company granted options to purchase shares of Class A Common Stock under the Fourth Amended and Restated Inference Corporation Incentive Stock Option Plan and Nonstatutory Stock Option Plan (collectively, the "Previous Plans"). The Previous Plans terminated in December 1993 and option grants thereunder were no longer available thereafter. However, a large number of stock options granted under the Previous Plans continue to exist and remain subject to the terms of the Previous Plans. The Previous Plans generally contain the same provisions as provided in the 1993 Plan. In addition, the Company has granted stock options to employees, directors or consultants pursuant to private placements outside of a formal stock option plan. Such private placements have been evidenced by stock option agreements containing substantially all of the provisions provided in the Previous Plans. As of April 30, 1998, options to purchase a total of 1,642,815 shares of Class A Common Stock, with a weighted average exercise price of approximately $3.82, remained outstanding pursuant to the 1993 Plan, the Previous Plans and such agreements. As of April 30, 1998, options to purchase 191,811 of such shares were exercisable. Unless Proposal 3 is approved, no shares of Class A Common Stock will be available for future option grants under the 1993 Plan.

OPTION GRANTS IN LAST FISCAL YEAR

   The following sets forth information concerning individual grants of stock options during the fiscal year ended January 31, 1998 to each of the Named Executive Officers:






                                                          INDIVIDUAL GRANTS
                                    ---------------------------------------------------------------  POTENTIAL REALIZABLE VALUE AT
                                    NUMBER OF        PERCENT OF                                          ASSUMED ANNUAL RATES
                                    SECURITIES      TOTAL OPTIONS                                      OF STOCK PRICE APPRECIATION
                                    UNDERLYING         GRANTED      EXERCISE OR                             FOR OPTION  TERM(3)
                                      OPTIONS       TO EMPLOYEES     BASE PRICE       EXPIRATION     ------------------------------
       NAME                           GRANTED      IN FISCAL YEAR   ($/Share)(2)         DATE             5%($)          10%($)
----------------                  --------------   --------------   ------------      ----------     -------------   --------------
Peter R. Tierney....................100,000(4)          5.47%           $6.6250         03/14/07        $416,642        $1,055,855
                                    294,529(5)          16.13            3.9375         12/23/07         729,334         1,848,276
                                     77,471(6)           4.24            3.9375         12/23/07         191,839           486,158

William D. Griffin.................. 40,000(4)           2.19            6.6250         03/14/07         166,657           422,341
                                     87,083(5)           4.77            3.9375         12/23/07         215,641           546,477
                                     19,917(6)           1.09            3.9375         12/23/07          49,320           124,986

Glen D. Vondrick.................... 75,000(4)           4.11            6.3750         02/06/07         300,690           762,008
                                     25,000(4)(7)        1.37            6.3750         02/06/07         100,230           254,003
                                     75,000(5)           4.11            3.9375         12/23/07         185,720           470,652
                                     25,000(5)(7)        1.37            3.9375         12/23/07          61,907           156,884

John Binns.......................... 15,000(4)           0.82            6.6250         03/14/07          62,496           158,378
                                     56,333(5)           3.08            3.9375         12/23/07         139,496           353,509
                                     18,667(6)           1.02            3.9375         12/23/07          46,224           117,143

__________
(1) All stock options were granted under the 1993 Plan or in stock option agreements with terms similar to the terms of the Plan. For a summary of the 1993 Plan, see "Stock Option Plans" above. Except for the stock options discussed below in footnotes (6) and (7) to this table, all stock options vest over a period of four years.

(2) All stock options were granted with exercise prices equal to the fair market value of the Class A Common Stock on the grant date and have a term of ten years beginning on the grant date.

(3) These amounts are based on compounded annual rates of stock price appreciation of five and ten percent over the 10-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock, overall stock market conditions, as well as the optionholders' continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

(4) These stock options were cancelled in connection with the option repricing program. See "Repricing of Options."

(5) These options represent stock options granted in exchange for unvested options cancelled in connection with the option repricing program. See "Repricing of Options."

(6) These options represent stock options granted in exchange for vested options cancelled in connection with the option repricing program. These options vest in substantially equal quarterly installments over the two-year period beginning on December 23, 1997. See "Repricing of Options."

(7) These stock options vest as follows: (i) 10% on the first four anniversaries of the grant date; and (ii) 60% on the fifth anniversary of the grant date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

   The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended January 31, 1998 and unexercised options held by each such officer as of January 31, 1998.




                                                        NUMBER OF SECURITIES UNDERLYING         DOLLAR VALUE OF UNEXERCISED IN-
                                                         UNEXERCISED OPTIONS AT FISCAL                THE-MONEY OPTIONS AT
                            SHARES        DOLLAR                  YEAR END(#)                          FISCAL YEAR END($)(1)
                         ACQUIRED ON      VALUE         ------------------------------          --------------------------------
NAME                     EXERCISE (#)    REALIZED       EXERCISABLE      UNEXERCISABLE          EXERCISABLE       UNEXERCISABLE
----                    -------------   ----------      -----------      -------------          -----------       -------------
Peter R. Tierney(2)......       -            -              134,143             373,733            $142,527           $ 1,841

William D. Griffin.......       -            -               36,299             108,600              38,568             1,700

Glen W. Vondrick.........       -            -                    0             100,000                 -                  -

John Binns(3)............       -            -               24,400              76,600              25,925             1,700
                                     -

__________
(1) Calculated on the basis of the fair market value of the Class A Common Stock of $3.5625 per share at January 30, 1998, minus the per share exercise price, multiplied by the number of shares underlying the option.

(2)  Mr. Tierney resigned from the Company, effective March 31, 1998.

(3)  Mr. Binns resigned from the Company, effective February 2, 1998.

REPRICING OF OPTIONS

  As discussed in the report below, in the fourth quarter of fiscal 1998, the Company provided all of its employees and directors holding stock options the opportunity to exchange certain of those options for new options with a lower exercise price and with a new ten-year term. The following table sets forth information with respect to the participation by the Company's executive officers in the option repricing programs in fiscal 1998 and fiscal 1997.

                        TEN-YEAR OPTION REPRICING TABLE


                                               NUMBER OF
                                               SECURITIES
                                               UNDERLYING    MARKET PRICE OF   EXERCISE PRICE AT    NEW         LENGTH OF ORIGINAL
                                                OPTIONS      STOCK AT TIME OF       TIME OF       EXERCISE       TERM REMAINING AT
NAME                               DATE       REPRICED (#)    REPRICING ($)     REPRICING ($)     PRICE ($)     DATE OF REPRICING(1)
----                               ----       ------------  ----------------- ------------------ -----------   --------------------

Peter R. Tierney(2)........        12/23/97    222,000         $3.9375              $ 6.125        $3.9375                  8Y 11M
Former Chairman of the Board,      12/23/97     50,000          3.9375                7.000         3.9375                      9Y
 President and Chief Executive     12/23/97    100,000          3.9375                6.625         3.9375                   9Y 2M
 Officer                           11/25/96     39,000          6.1250               11.000         6.1250                   8Y 4M
                                   11/25/96     13,000          6.1250               16.250         6.1250                   8Y 4M
                                   11/25/96    120,000          6.1250               14.750         6.1250                   8Y 9M
                                   11/25/96     50,000          6.1250               18.500         6.1250                   9Y 4M

William D. Griffin.........        12/23/97     57,000          3.9375                6.125         3.9375                  8Y 11M
Senior Vice President, Chief       12/23/97     10,000          3.9375                7.000         3.9375                      9Y
 Financial Officer and Secretary   12/23/97     40,000          3.9375                6.625         3.9375                   9Y 2M
                                   11/25/96      7,500          6.1250               11.000         6.1250                   8Y 4M
                                   11/25/96      2,500          6.1250               16.250         6.1250                   8Y 4M
                                   11/25/96     30,000          6.1250               14.750         6.1250                   8Y 9M
                                   11/25/96     15,000          6.1250               18.500         6.1250                   9Y 4M

Glen D. Vondrick..........         12/23/97     75,000          3.9375                6.375         3.9375                   9Y 1M
Senior Vice President, Americas    12/23/97     25,000          3.9375                6.375         3.9375                   9Y 1M
Operations

John Binns(3).............         12/23/97     50,000          3.9375                6.125         3.9375                   8Y 11M
Former Senior Vice President,      12/23/97     10,000          3.9375                7.500         3.9375                   8Y 11M
 Product Development               12/23/97     15,000          3.9375                6.625         3.9375                   9Y  2M
                                   11/25/96      5,000          6.1250               16.250         6.1250                   8Y  4M
                                   11/25/96     25,000          6.1250               14.750         6.1250                   8Y  9M
                                   11/25/96     15,000          6.1250               18.500         6.1250                   9Y  4M

Christopher M. McKee(4)...         12/09/96     30,000          7.5000               23.000         7.5000                   9Y 5M
Former Senior Vice President,      11/25/96      5,000          6.1250               16.250         6.1250                   8Y 4M
 International Operations          11/25/96      2,000          6.1250               14.750         6.1250                   8Y 9M


James L. Fitzsimmons(5)....        11/25/96      3,000          6.1250               16.250         6.1250                   8Y 4M
Former Senior Vice President,      11/25/96     10,000          6.1250               14.750         6.1250                   8Y 9M
North American Operations          11/25/96      4,000          6.1250               23.000         6.1250                   9Y 5M
                                   11/25/96     50,000          6.1250               23.500         6.1250                   9Y 8M

__________
(1) Except as provided in footnote (7) to the table under "Option Grants in Last Fiscal Year," all original options had ten-year terms and generally had a four-year vesting schedule. All repriced options have new ten-year terms beginning on the repricing date and generally vest as follows: (i) any option (or portion thereof) which was vested on the repricing date now vests in quarterly installments over the two-year period beginning on the repricing date; and (ii) any option (or portion thereof) which was not vested on the repricing date now vests in quarterly installments over the four-year period beginning on the repricing date.

(2) Mr. Tierney resigned from the Company, effective March 31, 1998. These options have been extended pursuant to a consulting agreement. See "Certain Transactions-Consulting Agreement."

(3) Mr. Binns resigned from the Company, effective February 2, 1998. These options have been extended until March 31, 1999.

(4) Mr. McKee resigned from the Company, effective May 7, 1997. All of these options terminated without exercise.

(5) Mr. Fitzsimmons resigned from the Company, effective April 1, 1997. All of these options terminated without exercise.

REPORT OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS

  On December 23, 1997 (the "Repricing Date"), the Board of Directors granted each of the Company's executive officers, other employees and four non-employee directors who had been granted options to purchase shares of Class A Common Stock the right to exchange such options for new stock options with an exercise price of $3.9375 per share, the closing sales price of the Company's Class A Common Stock on the NASDAQ National Market on December 23, 1997. The new stock options granted in connection with the repricing have new ten-year terms beginning on the Repricing Date and generally vest as follows: (i) any repriced option (or portion thereof) which was vested on the Repricing Date now vests in substantially equal quarterly installments over the two-year period beginning on the Repricing Date and (ii) any repriced option (or portion thereof) which was not vested on the Repricing Date now vests in substantially equal quarterly installments over the four-year period beginning on the Repricing Date. In total, options to purchase an aggregate of 1,144,000 shares of Class A Common Stock at exercise prices ranging from $4.0625 to $14.75 were repriced (i.e., exchanged for options covering the same number of shares at an exercise price of $3.9375 per share).

  Stock options are intended to provide long-term incentives to officers, other employees and directors of the Company to improve the Company's financial performance and to assist in the recruitment, motivation and retention of key professional and managerial personnel. In authorizing the option repricing, the Board of Directors considered the fact that the broad decline in the price of the Company's Class A Common Stock had resulted in a substantial number of the Company's outstanding stock options having exercise prices considerably above the market price of the Class A Common Stock. The Board determined that the disparity between the exercise price of the options and the then market price substantially impaired the effectiveness of such options as meaningful performance incentives. Consistent with the Company's philosophy of utilizing equity incentives to motivate and retain management and employees, the Board determined it was in the best interests of the Company and its stockholders to restore the performance incentives intended to be provided by options by reducing the exercise price of the overpriced options.

                              Board of Directors

  Dean O. Allen                                    Thomas Davenport
  C. Scott Gibson                                  William D. Griffin
  Charles W. Jepson                                Anthony Sun
  Peter R. Tierney


  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee and the Performance Graph shall not be deemed to be incorporated by reference into any such filings.

                              COMPENSATION REPORT

  The Compensation Committee of the Board of Directors (the "Committee") is comprised of two independent outside directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Committee is responsible for setting and administering the policies that govern compensation for executive officers and key employees. The Committee evaluates the performance of management and determines compensation policies and levels. During the Company's fiscal year ended January 31, 1998, the Committee only made recommendations regarding executive officer compensation to the full Board of Directors and the option repricing program was determined by the full Board of Directors. Consequently, this Compensation Report reflects to some extent the decisions of the full Board of Directors.

OVERVIEW AND PHILOSOPHY

  The Company believes that compensation should reflect the value created for its stockholders, while supporting the business strategies and long-range plans of the Company. Accordingly, the Company's executive compensation program is based on guiding principles designed to align compensation with the Company's business strategy and its overall financial performance. These principles are:

     (i) to attract and retain key executives critical to the long-term success of the Company who are of the highest caliber; and

     (ii) to motivate executives to enhance long-term stockholder value by building appropriate ownership in the Company.

  The Committee's approach is based upon a belief that a substantial portion of aggregate annual compensation for executive officers should be contingent upon the Company's performance and an individual's contribution to the Company's success. In addition, the Committee strives to align the interests of the Company's executive officers with the long-term interests of stockholders through stock option grants that can result in ownership of the Company's Class A Common Stock.

EXECUTIVE OFFICER COMPENSATION

The Company's compensation program for executive officers is based on the following guidelines:

     . Establishment of salary levels and participation in generally available employee benefit programs based on competitive compensation package practices.

     .    Utilization of an annual performance-based, cash incentive plan.

     . Inclusion of equity opportunities that create long-term incentives based upon increases in stockholder return.

  In fiscal 1998, the Committee recommended and the Board approved a cash incentive plan that provided for bonus awards to be made to the executive officers subject to an aggregate budget for all awards under the plan. The plan established a minimum level of operating income to be achieved by the Company quarterly and/or annually before any payments would be made under the plan.

  The Company's operating income during fiscal 1998 did not meet all of the target levels established under the plan. As a result, only a proportional amount of the bonus awards were distributed to the Company's executive officers under the plan for fiscal 1998.

  The Company maintains a set of guidelines for use in making recommendations to the Committee on individual grants of stock options, including the size of such grants, to executive officers. Options to purchase the Class A Common Stock of the Company were granted to the executive officers by reference to these guidelines. These guidelines are developed by reference to information that the Committee believes fairly reflect the competitive environment in which the Company operates and which are consistent with the compensation principles set forth above. In addition, the Company's executive officers were granted stock options in exchange for options cancelled in connection with the Company's option repricing program. See "Repricing of Options" and "Report of the Board of Directors on Repricing of Options."

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Tierney was the President and Chief Executive Officer of the Company during fiscal 1998. His base salary of $265,000 for fiscal 1998 remained at the same level as fiscal 1997. A significant portion of his total salary was based on the Company achieving certain operating results. Because the Company did not achieve the required target levels, Mr. Tierney received a bonus for fiscal 1998 in the amount of only $21,876.

  Mr. Tierney was granted stock options covering 100,000 shares of the Company's Class A Common Stock in fiscal 1998. Pursuant to the Company's option repricing program discussed above, Mr. Tierney repriced options covering 372,000 shares of the Company's Class A Common Stock. Mr. Tierney resigned from his position as President and Chief Executive Officer in March 1998.

  Mr. Jepson was employed as the President and Chief Executive Officer of the Company on March 4, 1998. His base salary for fiscal 1999 is at the annual rate of $225,000. This base salary reflects the Committee's above described compensation approach that annual compensation should be based to some extent on an incentive bonus tied to the Company's annual performance.

  Based on the principles outlined above, Mr. Jepson is eligible to receive performance bonuses based on the Company's performance. For fiscal 1999, Mr. Jepson may receive a cash bonus in the aggregate amount of $175,000 based upon the Company's performance as reflected by the Company's operating results; provided, however, he shall receive as a bonus at least $15,000 per quarter in fiscal 1999 regardless of the Company's operating results. The Committee has evaluated competitive pay practice data which was derived from information of other technology companies, as compiled by the Committee. The Committee focused on technology companies with similar revenues and similar valuations.

  In connection with Mr. Jepson's employment, he was granted options to purchase four hundred thousand of Class A Common Stock at the exercise price of $4.50 per share, the closing sales price of such stock as reported by the NASDAQ National Market on the date the options were granted. Three hundred thousand of such options vest over a period of four years; ten percent of the remainder vest over the first four anniversaries of the grant date and sixty percent of the remainder vest on the fifth anniversary of the grant date. The terms of these options are provided in more details under the heading "Jepson Plan" under Proposal 4 contained in this Proxy Statement.

  The foregoing report has been furnished by the Company's full Board of
Directors:

  Dean O. Allen                                     Thomas Davenport
  C. Scott Gibson                                   William D. Griffin
  Charles W. Jepson                                 Anthony Sun
  Peter R. Tierney

                        COMPANY STOCK PRICE PERFORMANCE

  The following chart shows a comparison of the cumulative total return of the Company's Class A Common Stock, the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Index) ("Nasdaq Index") and the CRSP Total Return Industry Index for the Nasdaq Computer & Data Processing ("Software Index") for the period commencing on June 29, 1995 and ending on January 31, 1998.(1)(2)


       COMPARISON OF CUMULATIVE TOTAL RETURN FROM JUNE 29, 1995 THROUGH
                               JANUARY 31, 1998



                          [INSERT PERFORMANCE GRAPH]




             -----------------------------------------------------------------------------------------------------------------------
             29-Jun-95 31-Jul-95 31-Oct-95 31-Jan-96 30-Apr-96 31-Jul-96 31-Oct-96 31-Jan-97 30-Apr-97 31-Jul-97 31-Oct-97 31-Jan-98
             -----------------------------------------------------------------------------------------------------------------------

Inference       $100    $134     $110       $148      $165      $184      $111      $58       $47       $47       $51       $32
------------------------------------------------------------------------------------------------------------------------------------

Software Index  $100    $106     $115       $113      $133      $119      $133     $154      $148      $185      $180      $186
------------------------------------------------------------------------------------------------------------------------------------

Nasdaq Index    $100    $107     $111       $114      $129      $117      $132     $149      $136      $173      $173      $177
-----------------------------------------------------------------------------------------------------------------------------------

------------
(1) For purposes of this presentation, the Company has assumed that its initial offering price per share of $11.00 would have been the closing sales price on June 29, 1995, the day prior to the commencement of trading. Trading in the Company's Class A Common Stock commenced on June 30, 1995, and the Company's most recent fiscal year ended January 31, 1998.

(2) Assumes that $100 was invested on June 29, 1995 in the Company's Class A Common Stock at the Company's initial offering price of $11.00 per share and at the closing price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Class A Common Stock.

     STOCKHOLDER RETURNS OVER THE INDICATED PERIOD SHOULD NOT BE CONSIDERED INDICATIVE OF FUTURE STOCKHOLDER RETURNS.

                             CERTAIN TRANSACTIONS

SPIN-OFF TRANSACTION

  From May 1991 through April 30, 1995, the Company's revenues were derived from two separate product lines: (i) the customer support product line, consisting of the CBR Express family of products and associated services (the "CBR Business"), and (ii) the application development and solutions product line, which includes the Inference legacy products: ART, ART-IM and ART*Enterprise and associated services (the "Tools Business"). In the fourth quarter of fiscal 1995, the Company made a strategic decision to focus on the CBR Business and to divest the Tools Business. As of May 1, 1995 (the "Spin-Off Date"), the Company transferred certain assets and liabilities of the Tools Business to Brightware, Inc., a wholly-owned subsidiary of the Company ("Brightware"), and distributed all of the shares of Brightware to the Company's stockholders (the "Spin-Off'). In connection with the Spin-Off, the Company retained ownership of its two international subsidiaries, Inference Ltd. and Inference GmbH.

  Master Contribution and Spin-Off Agreement. Effective as of the Spin-Off Date, the Company and Brightware entered into the Master Contribution and Spin-Off Agreement (the "Master Agreement") that provides for, among other things, the principal corporate transactions that were required to effect the Spin-Off and certain other agreements governing the relationship between the Company and Brightware. Under the terms of the Master Agreement, effective as of the Spin-Off Date, Inference contributed to Brightware all the business, properties, assets, goodwill and rights (other than the Retained Assets described below) of Inference related exclusively to the Tools Business, together with certain additional properties, assets and rights (collectively, the "Acquired Assets"). The Acquired Assets included (i) personal computers, software licensing agreements and related support agreements; (ii) existing contracts exclusively with customers of the Tools Business and certain contracts with customers of both the CBR Business and the Tools Business; (iii) certain vendor licenses and agreements; (iv) accounts receivable of the Tools Business; (v) cash in the amount of $1,683,750; (vi) certain capitalized software associated with the Tools Business; (vii) certain technology and intellectual property; and (viii) the books of account, records and files related to the Tools Business. Inference retained ownership of all the business, properties, assets, goodwill and rights of Inference that are not Acquired Assets (collectively, the "Retained Assets"), including certain contracts with customers of both the CBR Business and the Tools Business.

  Under the terms of the Master Agreement, Brightware assumed, and will perform when due and indemnify and hold Inference harmless from and against all liabilities and obligations of Inference related exclusively to the Acquired Assets (other than the Retained Liabilities described below) (collectively, the "Assumed Liabilities"). Inference retained and is solely responsible for, and will indemnify and hold Brightware harmless from and against, all liabilities and obligations of the Company that relate to the Retained Assets, obligations under the terms of Company stock options held by employees of the Tools Business, the accounts payable of the Tools Business as of the Spin-Off Date and certain obligations of the Company relating to certain equipment leases and other agreements of the Company (collectively, the "Retained Liabilities").

  Under the terms of the Master Agreement, employment or termination with Brightware is deemed employment or termination with Inference for purposes of the vesting and termination provisions of the Inference stock options held by Brightware employees. All unvested Inference stock options held by Brightware employees continue to vest in accordance with the terms of the related stock option agreements and all vested Inference stock options held by Brightware employees remain exercisable in accordance with the terms thereof; provided, however, that all incentive stock options held by Brightware employees were converted into nonqualified stock options. The exercise price for the Inference stock options remained the same as prior to the Spin-Off Date. The Master Agreement also provides that, in the event of the sale of all or substantially all of the outstanding shares or assets of Brightware, or certain mergers, reorganizations or other business combinations involving Brightware, vesting of Company options held by Brightware employees will accelerate by one year and the remaining unvested options lapse.

  Pursuant to the Master Agreement, Brightware granted options to purchase shares of Brightware Common Stock to each transferred employee and each remaining employee of the Company holding Inference stock options as of the Spin-Off Date based upon the percentage of Inference's fully diluted equity represented by the Inference stock options held by such employees. The exercise price of the Brightware stock options is the fair market value of the Brightware Common Stock as of the date of grant.

  Distributorship Agreements. As of the Spin-Off Date, individual Distributorship and Licensing Agreements (collectively, the "Distributorship Agreements") were entered into by and between (i) Inference and Brightware, with Inference as the distributor, (ii) Inference and Brightware, with Brightware as the distributor and (iii) Brightware and Inference Ltd., a wholly-owned subsidiary of Inference registered under the laws of the United Kingdom ("IL"), with IL as distributor. Each Distributorship Agreement sets forth the terms and conditions pursuant to which the distributor may distribute within certain specified territories certain proprietary software and computer programs, and the reference manuals therefor, of the other party to the Distributorship Agreement, and the terms of the limited licenses granted with respect to such products. The term of each Distributorship Agreement expired on April 30, 1998.

  Technology Transfer and License Agreement. Pursuant to a Technology Transfer and License Agreement (the "License Agreement"), Brightware was assigned the proprietary rights to certain technologies and other assets used in the Tools Business, including certain (i) source codes and binary codes, (ii) documentation and other marketing and support materials, (iii) trademarks and copyrights, (iv) trade secrets, including customer data, and (v) other technology and proprietary information. A portion of the CBR technology (the "ART CBR Kernel"), however, is required for certain applications in the Tools Business. Inference, therefore, granted Brightware an irrevocable, perpetual, worldwide, royalty-free, non-exclusive license to (y) use, reproduce, prepare derivative works based upon, make, have made, enhance and distribute copies under and otherwise sublicense the source code and binary code of the ART CBR Kernel pursuant to the terms of the License Agreement and (z) distribute copies of, offer for sale, sell, transfer ownership of, rent, lease, lend, perform publicly and publicly display products embodying such source code and binary code; provided, however, Brightware does not publicly disclose the source code. Inference and Brightware also agreed to grant nonassignable, nontransferable and nonexclusive permanent cross licenses with respect to certain Brightware products and Inference products for the other's internal business purposes. Beginning May 1, 1998, Brightware can compete with the Company by releasing application software products that (i) use the source code or binary code of the ART CBR Kernel, or (ii) are competitive with Inference in the call center market.

  The License Agreement also provides that Brightware has a limited right to use the trademark and trade name "Inference" to identify its lineage from Inference. For example, Brightware may use the phrase "formerly a Division of Inference Corporation" in connection with the Tools Business. In addition, to the extent Inference has trademark rights to "CBR" and "Case-Based Reasoning," Inference granted Brightware a perpetual, irrevocable royalty-free, non-exclusive license to use such trademarks.

LIMBEX TRANSACTION

  Pursuant to a license agreement dated as of May 9, 1995, the Company granted a worldwide, perpetual irrevocable license (with the right of sublicense) to Limbex Corporation ("Limbex") with respect to certain of the Company's technology (the "Licensed Technology") unrelated to the Company's current CBR business. Limbex paid the Company $100,000 on the execution of the agreement and was obligated (i) to make five semi-annual installments of $100,000 over 2-1/2 years from the date of the agreement, the last four of which are guaranteed by Quarterdeck Corporation, a stockholder of Limbex ("Quarterdeck"), and (ii) to pay certain royalties to the Company. In connection with the license agreement, the Company was issued convertible Series B Preferred Stock of Limbex ("Limbex Preferred Stock"), representing a 22% interest in the equity of Limbex. On July 31, 1996, in exchange for a royalty-free license, Limbex also issued 77,897 shares of its Common Stock ("Limbex Common Stock") to the Company.

  Pursuant to a reorganization of Limbex in August 1996 under which Quarterdeck acquired all of the outstanding securities of Limbex not held by Quarterdeck, the Company transferred all of its interest in Limbex to Quarterdeck. In exchange for the Limbex Common Stock, the Company in August 1996 received shares of Quarterdeck Common Stock value at $610,000 and the Company sold those shares in the market for a $572,000. In exchange for the Limbex Preferred Stock, Quarterdeck agreed to pay the approximately $3,400,000 ("Additional Price"). On or around July 31, 1997, Quarterdeck paid the Additional Price to the Company in shares of common stock of Quarterdeck, at Quarterdecks option. The Company then sold such shares in the market for approximately $3,800,000.

CONSULTING AGREEMENT

  Effective as of April 1, 1998, the Company and Peter R. Tierney, a director and former President and Chief Executive Officer of the Company, entered into a Consulting Agreement, which was amended by the First Amendment to Consulting Agreement dated as of April 24, 1998 (collectively, the "Tierney Agreement"), for a period of one year. Mr. Tierney may terminate the Tierney Agreement upon sixty days' notice to the Company, and the Company may terminate the Tierney Agreement for cause (as defined therein). Under the Tierney Agreement, Mr. Tierney shall consult with the Company's President and the Chief Executive Officer and the Company's Board of Directors. In consideration for such consulting services, Mr. Tierney will receive a consulting fee of $11,000 per month. Mr. Tierney's stock options, which he previously received as an executive officer of the Company, will continue to vest until the termination of the Tierney Agreement; provided, however, all unvested options shall not be accelerated nor become exercisable upon a change-of-control transaction unless the consideration per share to be received in such transaction substantially exceeds the average trading value of the Company's Class A Common Stock prior to such transaction.

  The Company believes that the terms of all transactions described above between the Company and the principal stockholders, the officers and directors of the Company, or any of their affiliates, are not less favorable to the Company than terms that could have been obtained from unaffiliated third parties.

                                  PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors to audit the financial statements of the Company for the fiscal year ending January 31, 1999, and recommends that the stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements since January 31, 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions from the stockholders.

REQUIRED VOTE

  The ratification of the appointment of Ernst & Young LLP as the Company's independent auditors requires the affirmative vote of the holders of a majority of the shares of the Company's Class A Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING JANUARY 31, 1999.

                                  PROPOSAL 3

                        AMENDMENT TO STOCK OPTION PLAN

  At the Annual Meeting, stockholders are being asked to approve an amendment to the Company's Amended and Restated 1993 Stock Option Plan (the "Plan"). The Plan provides a means to attract and retain officers and key employees and promote the success of the Company.

PROPOSED AMENDMENT TO THE PLAN

  Subject to approval by a majority of the stockholders, the Board of Directors has approved an amendment to the Plan to increase the number of shares of Class A Common Stock of the Company ("Common Stock") authorized to be issued under the Plan by 800,000 shares, from 1,300,000 shares to 2,100,000 shares. At the Annual Meeting, stockholders will be requested to approve this increase.

  At April 30, 1998, the Plan had no more shares available for grant; thus, the Company cannot fulfill its compensation objectives. Equity incentives have continually been a significant component of compensation for the Company's employees. By linking key employees' compensation to corporate performance, the employees' reward is directly related to the Company's success. The Company believes the use of equity incentives increases employee motivation to improve shareholder value. In addition, the market for employees in technology companies, such as the Company, is extremely competitive. Consequently, the Board of Directors believes additional shares must be reserved under the Plan to enable the Company to attract and retain key employees through the granting of options under the Plan.

REQUIRED VOTE

  The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment to increase the number of shares available for issuance under the Plan by 800,000 shares (the "Amendment").

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT.

SUMMARY DESCRIPTION OF THE PLAN.

  The following description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained by stockholders of the Company upon written request directed to the Company's Secretary at the address listed on the first page of this Proxy Statement.

  Purpose of the Plan.

  The Plan was adopted to promote the growth and profitability of the Company by providing, through the granting of options, incentives to attract highly talented persons to positions with the Company, to retain such persons and to motivate them to use their best efforts on behalf of the Company. The Plan is composed of two parts: the Incentive Stock Option Plan (the "Incentive Plan") and the Nonstatutory Stock Option Plan (the "Nonstatutory Plan"). Options granted under the Incentive Plan ("Incentive Options") are intended to qualify as "incentive stock options" under the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"). Options granted under the Nonstatutory Plan ("Nonstatutory Options") are not intended to qualify as Incentive Options. Incentive Options and Nonstatutory Options granted or to be granted under the Plans are collectively referred to herein as "Stock Options."

  Administration of the Plan.

  The Plan is administered by the Board of Directors of the Company (the "Board"). Subject to the provisions of the Plan, the Board has sole discretion to determine from among eligible persons to whom, and the time or times at which, options may be granted, the number of shares of Common Stock to be subject to each option, and the period for the exercise of each Stock Option. Under the Plan, the Board has discretion, within the limits set by the Plan to interpret the Plan, to prescribe, amend or rescind rules and regulations relating to the Plan, to determine the details and provisions of each stock option agreement between the Company and each person to whom options are granted, to delegate some or all of its powers under the Plan to a committee of the Board and to make all other determinations necessary or appropriate in the administration of the Plan.

  Securities Subject to the Plan.

  The maximum aggregate number of shares of Common Stock of the Company which may currently be optioned and sold under the Plan is 1,300,000 shares. This constitutes an absolute cumulative limitation on the total number of shares that may be optioned under both the Incentive Plan and the Nonstatutory Plan; therefore, at any particular date, the maximum aggregate number of shares which may be optioned under the Plan is equal to 1,300,000 minus the number of shares previously issued or subject to then outstanding options under the Plan. Shares of Common Stock that are subject to Stock Options which for any reason terminate or expire without being exercised shall again be available for granting under the Plan. The proposed amendment to the Plan would increase the number of shares available for issuance under the Plan to 2,100,000 shares. As of the date of this Proxy Statement, no shares remain available for grant under the Plan.

  The number or kind of shares reserved for issuance under the Plan, as well as the number of shares and the purchase prices covered by outstanding Stock Options, are subject to proportionate adjustment by the Board to reflect reorganizations, stock splits, stock dividends and other changes in the capitalization of the Company.

  Employees, Directors and Consultants Who May Participate in the Plans.

  Any employee who contributes materially to the success of the Company or any Parent or Subsidiary Corporation (as such terms are defined in the Stock Option Plan, each a "Participating Company") is eligible to participate in the Incentive Plan. Any employee, director (including non-employee directors) or consultant who contributes materially to the success of any Participating Company is eligible to participate in the Nonstatutory Plan. The Board of Directors, in its sole discretion, has the power to determine which persons meet the eligibility requirements of the Plan and which persons shall be granted Stock Options.

  Terms and Conditions of Options.

  Option Agreement.  Options granted under the Plan will be evidenced by a stock
  ----------------
option agreement in such form as the Board of Directors may from time to time approve. Other than the stock option agreement, optionees are not provided with any periodic or other report concerning the status of their individual options. The Company will distribute to each optionee copies of all reports, proxy statements and other communications which are distributed to its shareholders generally. The Company will also supply information in response to inquiries.

  Option Price.  The option exercise price for shares to be issued under the
  ------------
Plan will be determined by the Board, but in no event may the option exercise price be less than the fair market value of the Common Stock on the date the option is granted. If the optionee holds more than 10% of the outstanding shares of the Company's Common Stock, the option exercise price may not be less than 110% of the fair market value of the Common Stock on the date the option is granted.

  The term "fair market value" means: (i) if shares are exchange-traded or traded on the NASDAQ National Market, the closing sales price per share of the shares; (ii) if shares are regularly traded in any over-the-counter market other than the NASDAQ National Market, the average of the bid and asked prices per share of the shares; and (iii) if shares are not traded as described in (i) or
(ii) above, the per share fair market value of the shares as determined in good faith by the Board on such basis as the Board in its sole discretion shall choose. The date of determination of fair market value with respect to (i) and
(ii) above shall be the date of the option grant, or if no trading in the shares takes place on such date, on the next preceding trading day on which there has been such trading. The date of determination of fair market value with respect to (iii) above shall be the date of the option grant.

  Term and Exercisability of Options.  The term of Stock Options granted under
  ----------------------------------
the Plan shall be for such periods as the Board determines and shall vest and become exercisable in such installments and at such times as the Board may provide in each individual Stock Option grant, but at a rate not less than twenty percent (20%) per year (unless otherwise determined by the Board), and the Board may thereafter in its sole discretion accelerate the time at which an option or installment may be exercised. The period for the exercise of each Stock Option cannot exceed ten (10) years from the date of grant, except in the case of a shareholder holding more than ten percent (10%) of the outstanding shares of the Company's Common Stock, in which case the term for the exercise of an Incentive Option cannot exceed five (5) years from the date of grant.

  Termination of Employment or Directorship.  In general, in the event of
  -----------------------------------------
termination of employment or a directorship by reason of an optionee's disability or death, any unexercised vested installments of Stock Options granted under the Plan of such optionee will expire and become unexercisable as of the earlier of (a) the original termination date of the option, or (b) the first anniversary of the date of such termination of employment or directorship. In the event that an optionee's employment or directorship with the Company or a Participating Company is terminated for any reason other than death or disability, any unexercised vested installments of options granted under the Plan to such an optionee shall expire and become unexercisable as of the earlier of (i) the original termination date of the option or (ii) three (3) months following the termination of employment or of directorship. Regardless of the reason for the termination of the optionee's employment or directorship, the Board in its discretion, with the consent of the optionee or the optionee's estate (in the case of the death of the optionee), may extend the period of time in which unexercised vested installments of Stock Options remain exercisable after termination of the optionee's employment or directorship, but not later than the original termination date of the option. In the case of Incentive Options, such an extension may result in loss of the tax treatment accorded Incentive Options. Any installments of a Stock Option that have not vested as of the date of termination of employment or directorship for any reason will expire and become unexercisable as of the date of such termination.

  Terminating Transactions.  Upon the dissolution or liquidation of the Company,
  ------------------------
or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company goes out of existence or becomes a subsidiary of another corporation (other than any reorganization, merger or consolidation effected to change the Company's state of incorporation), or upon a sale of substantially all of the Company's property or a sale of more than eighty percent (80%) of the then outstanding stock of the Company to another corporation (collectively, a "Terminating Transaction"), all optionees shall have the right, at such time immediately prior to the consummation of the Terminating Transaction as the Board shall designate, to exercise their Stock Options to the full extent not previously exercised, including any unvested installments (in such case certain of the Incentive Options could lose the tax treatment accorded to Incentive Options). Upon consummation of any Terminating Transaction, the Plan will terminate and any outstanding Stock Options will terminate unless provision is made in writing in connection with the Terminating Transaction for the continuance of the Plan and for the assumption of the Stock Options, or for the substitution for such Stock Options of new options covering the securities of a successor employer corporation, or an affiliate thereof, with appropriate adjustments as to the number and kind of securities and prices.

  Limitations on Transfer.  No Stock Option granted under the Plan may be
  -----------------------
transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee.

  Exercise of Options. Stock Options may be exercised in full or in part
  -------------------
(except with respect to fractions of shares) and are deemed to be exercised upon receipt by the Company of written notice of such exercise and full payment for the shares covered by the exercise. The exercise price is payable by cash upon exercise of the Stock Option. An optionee may also exercise shares of Common Stock using previously acquired Common Stock, subject to all restrictions and limitations of applicable law and the terms of the Plan.

  Amendment or Termination. The Plan provides that the Board may at any time
  ------------------------
amend, alter, and/or terminate the Plan; provided, however, the Board shall not amend the Plan in any manner which would adversely affect Stock Options previously granted. To the extent necessary or desirable to comply with Rule 16b-3 of the Exchange Act, the Code or any other applicable law or regulation, the Company shall obtain shareholders' approval of any amendment to the Plan in such a manner and to such a degree as required.

  Unless sooner terminated by the Board, the Plan will terminate on September 15, 2003, and no further options may be granted thereafter. Termination of the Plan will not affect any right to purchase shares granted under the Plan prior to the date of termination.

  Certain United States Federal Income Tax Information.

  The following is only a brief summary of the effect of federal income taxation upon the participant and the Company under the Plan based upon the Code. This summary does not purport to be complete and does not discuss the income tax laws of any municipality, state or country outside of the United States in which a participant may reside. It is advisable that a participant contact his or her own tax advisor concerning the application of tax laws.

  If an option granted under the Plan is an Incentive Option, the optionee will recognize no taxable income upon grant or exercise of the Incentive Option unless the alternative minimum tax rules apply. Upon the resale or exchange of the shares at least two years after grant of the Incentive Option and one year after exercise by the optionee, any gain (or loss) will be taxed to the optionee as capital gain (or loss). If the optionee fails to satisfy either of these two holding periods prior to the resale or exchange of the shares (a "disqualifying disposition"), then the optionee will generally recognize ordinary income equal to the difference between the fair market value of the shares upon exercise (or, if lower, the fair market value upon disposition) and the exercise price.

  All options that do not qualify as Incentive Options are taxed as Nonstatutory Options. An optionee will not recognize any taxable income at the time he or she is granted a Nonstatutory Option. However, upon the exercise of a Nonstatutory Option, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The ordinary income recognized upon exercise of a Nonstatutory Option by an optionee who is also an employee of the Company will be treated as wages for tax purposes and will be subject to tax withholding out of the current compensation, if any, paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and fair market value on the date of exercise will be treated as capital gain (or loss).

  The Company will be entitled to a tax deduction (except that such deduction may be limited or disallowed by Section 162(m) of the Code for certain highly compensated executive officers) in the same amount as the ordinary income, if any, recognized by the optionee (i) upon exercise of a Nonstatutory Option and
(ii) upon the sale of shares acquired by exercise of an Incentive Option in a disqualifying disposition. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an Incentive Option, regardless of the applicability of the alternative minimum tax.

STOCK OPTIONS SUBJECT TO STOCKHOLDER APPROVAL OF THE AMENDMENT

  During the first quarter of the Company's fiscal year ending January 31, 1999, the Board of Directors granted stock options under the Plan to the executive officers listed below (the "Executive Officer Group") and other employees of the Company, including all current officers who are not executive officers (the "Non-Executive Officer Employee Group"), in the respective amounts indicated in the table below. Such option grants are subject to approval by the stockholders of the proposal to amend the Plan. The exercise price for each of such stock options, assuming the proposal to amend the Plan is approved by the stockholders, is the closing price of the Company's Class A Common Stock on the date of the Annual Meeting (i.e., June 17, 1998).

    Ralph Barletta....................................   50,000

    William D. Griffin................................   50,000

    Philip Padfield...................................   60,000

    Glen D. Vondrick..................................   45,000

    Mark A. Wolf......................................   20,000
                                                         ------
    Executive Officer Group...........................   225,000

    Non-Executive Officer Employee Group..............   360,800
                                                         -------

         Total........................................   585,800
                                                         =======


                                  PROPOSAL 4

              RATIFICATION OF CHARLES W. JEPSON STOCK OPTION PLAN

BACKGROUND

  In connection with the Company's hiring of Charles W. Jepson, the Board of Directors granted Mr. Jepson options covering 400,000 shares of Common Stock pursuant to a stock option plan contained in the Executive Employment Agreement between the Company and Mr. Jepson (the "Charles W. Jepson Stock Option Plan" or the "Jepson Plan"). The Jepson Plan is intended to promote the Company's interests by providing an inducement to obtain and retain the services of Mr. Jepson as the President and Chief Executive Officer of the Company. The Jepson Plan was adopted by the Company's Board of Directors as of March 4, 1998.

  In order for the options granted under the Jepson Plan to be treated as "incentive stock options" under Section 422 of the Code, the Jepson Plan must be approved by the Company's stockholders within 12 months from the date such options were granted to Mr. Jepson. If the stockholders of the Company do not approve this proposal to ratify the Jepson Plan, the options granted under the Jepson Plan shall not terminate, but shall be treated as non-qualified stock options.

REQUIRED VOTE

  The ratification of the Charles W. Jepson Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Class A Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE CHARLES
W. JEPSON STOCK OPTION PLAN.

THE JEPSON PLAN

  The principal features of the Jepson Plan are summarized below, but such summary is qualified in its entirety by reference to the terms of the Jepson Plan, copies of which are available without charge upon written request to the Company.

  Participation.  Participation in the Jepson Plan is limited solely to Mr.
                  Jepson.

Administration.  The Jepson Plan is administered by the Board of Directors or a committee thereof.

Terms of Options.


  1.    Standard Options.  The Company has granted Mr. Jepson stock
        ----------------
options (the "Standard Options") covering 300,000 shares of the Company's Class A Common Stock ("Common Stock") upon the following terms:

        (a) an exercise price per share of $4.50, the closing sales price of the Common Stock on the date the options were granted, as reported by the Nasdaq National Market;

        (b)  a term of ten (10) years ending on March 4, 2008 ("Termination
             Date");

        (c) twenty-five percent (25%) of the options will vest on March 4, 1999, and the remainder will vest in substantially equal quarterly installments over the subsequent three (3) years thereafter; and

        (d) although generally, under the terms of the Company's Amended and Restated 1993 Stock Option Plan, as amended ("1993 Plan"), one hundred percent (100%) of the options granted thereunder become exercisable immediately upon the occurrence of a Terminating Transaction (as defined in Section 7(c) of the 1993 Plan), if such a transaction occurs prior to March 4, 1999 and the consideration under such transaction is less than ten dollars ($10.00) per share, then only fifty percent (50%) (not one hundred percent (100%)) of the Standard Options will become exercisable upon such transaction.


  2.    Performance Options.  The Company has granted Mr. Jepson stock
        -------------------
options covering 100,000 shares of Common Stock ("Performance Options") upon the following terms:

        (a)  a term of ten (10) years ending on the Termination Date;

        (b) the Performance Options are divided into equal 50,000 tranches for purposes of vesting as follows:

             (i) Ten percent (10%) of the first tranche (the "First Tranche Options") will vest on each of the first four anniversaries of March 4, 1998 and sixty percent (60%) of the First Tranche Options will vest on the fifth anniversary of March 4, 1998; provided, however, if the Company exceeds the performance goals established by the Board for the fiscal year ending January 31, 1999, all then unvested First Tranche Options shall vest on the second anniversary of March 4, 1998; and

             (ii) Ten percent (10%) of the second tranche (the "Second Tranche
                  Options") will vest on each of the first four anniversaries of March 4, 1998 and the remaining sixty percent (60%) of the Second Tranche Options will vest on the fifth anniversary of March 4, 1998; provided, however, if the Company exceeds the performance goals established by the Board for the fiscal year ending January 31, 2000, all then unvested Second Tranche Options shall vest on the third anniversary of March 4, 1998; and

        (c) the exercise price per share for the Performance Options shall be $4.50 per share.

The Standard Options and the Performance Options (collectively, the "Options") shall be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, to the extent permitted by the rules and regulations governing such options, subject to the approval of this Proposal 4 by the Company's stockholders.

  Exercise of Options. The options (or installments thereof) may be exercised upon vesting until the Termination Date; provided, however, that (i) if Mr. Jepson ceases to serve as an employee for any reason other than death or permanent disability, all then vested options shall terminate at the earlier of the Termination Date or 90 days after the date Mr. Jepson ceased to serve as an employee or (ii) if Mr. Jepson ceased to serve as an employee by reason of death or permanent disability, all then vested options shall terminate at the earlier of the Termination Date or 12 months after the date of his death or permanent disability. Any options which have not vested prior to the date of Mr. Jepson's employment termination shall be cancelled. Subject to the other terms provided above, the Options shall have substantially the same terms as if such options were granted under the 1993 Plan, including one hundred percent (100%) acceleration of vesting in the event of a Terminating Transaction. Notwithstanding the foregoing, if prior to March 4, 1999 Mr. Jepson is terminated without "cause" or he terminates his employment for "good reason" after a "change in control" (as those terms are defined in his executive employment agreement) and if at such time the closing market price of the Company's Common Stock on the NASDAQ National Market (averaged over the five trading days prior to termination) is at least $10.00 per share, then one-sixteenth of the shares covered by the Options will be deemed vested for each full or partial quarter elapsed since March 4, 1998.

  Stock Dividends or Splits. Appropriate adjustments will be made in the number of shares covered by each option and to the option exercise price in the event of any change in the Common Stock of the Company by reason of any reorganization, recapitalization, reclassification, split or reverse stock split, or of any similar change affecting the Company's voting stock.

  Duration and Amendment of Jepson Plan. The Jepson Plan shall remain in effect until all shares subject to or which may become subject to the Jepson Plan have been issued pursuant to the Jepson Plan; provided that no other grants may be made under the Jepson Plan. Amendments may be made by the Company only upon the written consent of Mr. Jepson.

  Federal Income Tax Information. Options issued under the Jepson Plan are intended to be treated as Incentive Options; provided, however, if this Proposal 4 is not ratified by the Company's stockholders, the Options shall be Nonstatutory Options. For a discussion of this federal income tax information, please see Proposal 3 in this Proxy Statement under the heading "Certain United States Federal Income Tax Information."

                       COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Class A Common Stock and other equity securities of the Company. Executive officers, directors and holders of more than ten percent of the Company's Class A Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely upon its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1998, all
Section 16(a) filing requirements applicable to its executive officers, directors and holders of more than ten percent of the Company's Class A Common Stock were satisfied.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Any proposal of a stockholder intended to be presented at the Company's 1999 Annual Meeting and included in the proxy statement and form of proxy for that meeting must be received by the Company no later than January 15, 1999.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters other than those described herein that will be presented for consideration at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, the proxy holders will, as to such items, vote the shares represented by proxies in accordance with their best judgment.

                                 ANNUAL REPORT

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 31, 1998, EXCLUDING EXHIBITS, IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS OF THE COMPANY UPON REQUEST. COPIES OF EXHIBITS TO THE FORM 10-K ARE AVAILABLE, BUT A REASONABLE FEE PER PAGE WILL BE CHARGED TO THE REQUESTING STOCKHOLDER. STOCKHOLDERS MAY MAKE REQUESTS IN WRITING TO KIM RUSSELL, INVESTOR RELATIONS, INFERENCE CORPORATION, 100 ROWLAND WAY, NOVATO, CALIFORNIA 94945.



                                                THE BOARD OF DIRECTORS

May 14, 1998
Novato, California

 PROXY                      INFERENCE CORPORATION                          PROXY
                             CLASS A COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS-JUNE 17, 1998

  The undersigned hereby appoints Charles W. Jepson and William D. Griffin, and each of them, with full power of substitution, as proxies to represent the undersigned and vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Inference Corporation to be held on June 17, 1998, and at any postponements or adjournments thereof, as specified below, and to vote in accordance with their best judgment on such other business as may properly come before the Annual Meeting and at any postponements or adjournments thereof.

  UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND WILL BE VOTED BY THE PROXY HOLDERS IN ACCORDANCE WITH THEIR BEST JUDGMENT AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE ANNUAL MEETING AND AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN ON THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.



  [ ] Check here for address change.               New Address:_______________
                                                   ___________________________
                                                   ___________________________


                 (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------
                         (continued from reverse side)

                             INFERENCE CORPORATION

    PLEASE MARK VOTE IN CIRCLE IN THE FOLLOWING MANNER USING DARK INK ONLY.



1.Election of Directors -         For  Withheld       For All   3. Proposal to increase by 800,000    For    Against     Abstain
Nominees:  Charles W. Jepson,     [ ]    [ ]           Except       the number of shares available    [ ]      [ ]         [ ]
 Thomas Davenport and C. Scott                          [ ]         under the 1993 stock option Plan
 Gibson


_________________________________________________              4. Proposal to ratify the Charles W.   For    Against     Abstain
(Except nominee(s) written above)                                    Jepson Stock Option Plan         [ ]      [ ]         [ ]

2.Proposal to ratify appointment of   For   Against  Abstain
 independent accountants              [ ]     [ ]      [ ]
                                                                  Check here if you plan to attend the meeting [ ]

                                                                  The undersigned acknowledges receipt of the Notice of Annual
                                                                    Meeting of Stockholders and of the Proxy Statement.
                                                                                                        Dated _______________, 1998
                                                                  Signature(s)______________________________________________________

                                                                  __________________________________________________________________

                                                                  Please sign exactly as your name appears.  Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

---------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

CONTROL NUMBER
--------------

--------------
                              VOTE BY TELEPHONE

                CALL ** TOLL FREE ** ON A TOUCH TONE TELEPHONE

                           1-888-698-8083 - ANYTIME
                       THERE IS NO CHARGE FOR THIS CALL


        Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card, and gives them discretion to vote on such other matters as may properly come before the meeting.

        You will be asked to enter a Control Number which is located in the box on the left side of this form.
        IF YOU ENTER YOUR CONTROL NUMBER, BUT NO NOT MAKE A CHOICE ON ANY ITEM, YOUR SHARES WILL BE VOTED FOR ITEM 1, ITEM 2, ITEM 3 AND ITEM 4.
                                  ---

        OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS:
                   PRESS 1
                    WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY
                                  PRESSING 1.

        OPTION #2: IF YOU CHOOSE TO VOTE ON EACH ITEM SEPARATELY, PRESS 0. YOU
                   WILL HEAR THESE INSTRUCTIONS:

           Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees; press 9

                   To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

           Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

           Item 3: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

           Item 4: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0


                    WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY
                                  PRESSING 1.
                           IF YOU VOTE BY TELEPHONE,
                         DO NOT MAIL BACK YOUR PROXY.
                             THANK YOU FOR VOTING.

                                       31